Exhibit 99.1

Roberts Realty Investors, Inc. Announces Agreement to Sell Five Apartment Communities for $109,600,000

Monday April 26, 2:38 pm ET

ATLANTA, April 26 /PRNewswire-FirstCall/ – – Roberts Realty Investors, Inc. (Amex: RPI – News) announces it has signed a definitive agreement to sell five Atlanta apartment communities totaling 1,091 units for $109,600,000, which net of mortgage debt and closing-related expenses is estimated to be $6.38 per share. The purchase price for the company’s Bradford Creek, Plantation Trace, Preston Oaks, River Oaks, and Veranda Chase communities is equal to $100,458 per apartment unit or $77.30 per square foot. The purchaser is an NYSE-traded company with assets in excess of $2 billion. The transaction, which the company expects to close in June 2004, is subject to customary due diligence and closing conditions.

Mr. Charles S. Roberts, the company’s founder and CEO, stated: “We expect this transaction to be a win-win for both companies, their shareholders, and employees. This sale, with its significant profits, will enable us to reward our loyal and patient shareholders with a substantial distribution of $4.50 per share.”

The company will continue to own its Addison Place community, its St. Andrews at the Polo Club in Palm Beach County, Florida, along with its new 319-unit community in the Town Center of Ballantyne in Charlotte, North Carolina. These three leading-edge communities, all built within the last four years, total 922 apartment homes. In addition, the company is developing and constructing a 220-unit community in north Atlanta, which when completed, will increase the company’s portfolio to 1,142 apartment homes. The company also owns two commercial properties that include a 42,090 square foot retail center currently under construction adjacent to Addison Place and a 39,907 square foot office building located near the Northridge interchange at Georgia 400 in north Atlanta.

In conclusion, Mr. Roberts added: “We believe this sale, at an average price of $100,458 per unit, maximizes shareholder value, which is the result of management’s continued focus on its business plan as outlined in our previous annual reports.”

This press release contains forward-looking statements within the meaning of the securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company’s actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: the transaction may not close as anticipated for reasons that may include the purchaser’s decision to terminate the contract during its 30-day inspection period or the inability of the purchaser to assume the mortgage debt secured by the properties; and the distribution per share may be less than anticipated. For more information about other risks and uncertainties Roberts Realty faces, please see the section in Roberts Realty’s most recent annual report on Form 10-K entitled Management’s Discussion and Analysis of Financial Conditions and Results of Operations – Disclosure Regarding Forward-Looking Statements.